Exhibit 99.1

Contact:

Brent Turner

President

(615) 861-6000

Acadia Healthcare Completes Previously Announced Acquisitions of Behavioral Centers of

America and AmiCare Behavioral Centers

Expands and Extends Senior Secured Credit Facility

FRANKLIN, Tenn., - January 2, 2013 — Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that it completed the previously announced acquisitions of Behavioral Centers of America, LLC and AmiCare Behavioral Centers on December 31, 2012. In addition, Acadia has expanded and extended its senior secured credit facility. The credit facility now consists of a $300 million term loan and a $100 million revolving credit facility, compared previously with $150 million and $75 million, respectively. In addition, the interest rate for the credit facility, which matures in December 2017, is now 100 basis points lower at Libor plus 3.25%.

Borrowings under the new facility, combined with a portion of the net proceeds of $173.0 million from the Company’s recent sale of common stock, were used to fund the BCA and AmiCare acquisitions. Acadia currently has no borrowings under the revolving credit facility.

“We are very pleased to have closed 2012 with two significant acquisitions, which together bring eight inpatient psychiatric facilities and over 600 licensed inpatient beds to Acadia,” remarked Brent Turner, President of Acadia. “In addition, our amended credit facility and equity financing position us well to continue implementing our acquisition strategy in 2013.”

Forward-Looking Statements

This news release contains forward-looking statements. Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. The Company does not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and Acadia’s future results could differ significantly from those expressed or implied by the forward-looking statements.

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Acadia Completes Previously Announced Acquisitions

January 2, 2013

About Acadia

Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 42 behavioral health facilities with over 3,100 licensed beds in 21 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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